Exhibit 77)C

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Matters Submitted to a Vote of Shareholders

A Special Meeting of the Shareholders of CIGNA Investment Securities (the "Trust") was held on Wednesday, April 15, 2005 at 11:00 a.m., Eastern Time.

Shareholders of the Trust voted to approve the Agreement and Plan of Reorganization with BlackRock Funds:

          For                 Against

       2,617,832               55,071

Shareholders of the Trust voted to approve the Interim advisory Agreement with BlackRock Advisors, Inc.:

          For                 Against

       2,625,528               51,971


No other business was transacted at the meeting.